Exhibit 99.1

JAKKS Pacific® Reports Second Quarter Results for 2011

Board Authorizes Quarterly Cash Dividend

MALIBU, Calif.--(BUSINESS WIRE)--July 20, 2011--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s second quarter and first six months ended June 30, 2011.

Net sales for the second quarter of 2011 were $131.9 million, compared to $123.3 million reported in the comparable period last year; and net sales for the six months were $204.3 million, compared to $200.6 million in 2010. Net income for the second quarter was $4.2 million, or $0.16 per diluted share, compared to $3.0 million, or $0.11 per diluted share, reported in the second quarter of 2010. The net loss reported for the six month period was $6.3 million, or $0.23 per diluted share, compared to a loss for the first six months of 2010 of $2.2 million, or $0.08 per diluted share which included a tax benefit adjustment of $4.9 million, or $0.18 per diluted share. Excluding the tax benefit the 2010 six month loss would have been $7.1 million or $0.26 per diluted share.

“Today we are excited to have announced in a separate release a global content distribution agreement with Nickelodeon, the leading children’s entertainment network for worldwide broadcast rights to the new original animated entertainment franchise Monsuno™,” remarked Stephen Berman, CEO and President of JAKKS Pacific. “This represents a milestone for our Company in developing a proprietary entertainment property such as Monsuno, which was initiated by JAKKS Pacific and has been developed in a joint venture with Dentsu Entertainment USA, FremantleMedia Enterprises and The Topps Company. In addition to having the exclusive worldwide rights to the toy line we are manufacturing based on the animated series, which is expected to have its initial broadcast in Spring 2012, we anticipate that this property will cross over into multiple entertainment and licensing opportunities, and represents an important achievement for the Company in its development and exploitation of children’s content and proprietary properties.”

“Our results for the second quarter reflect our commitment to tightening controls on our overall business and creating and delivering diverse products that are well received by our customers and consumers. We began shipping some of our new toys, electronics and Halloween costumes for the second half of the year with the bulk expected to ship during the third and fourth quarter,” Mr. Berman also noted.

“We are also pleased to announce that our Board of Directors has authorized a regular quarterly cash dividend of 10 cents per common share, payable to holders of the Company’s common stock,” Mr. Berman continued. “The first such quarterly dividend of 10 cents per common share is payable October 3, 2011 to shareholders of record as of September 15, 2011.” Mr. Berman noted, “The adoption by JAKKS Board of a quarterly dividend policy reflects the Company’s history of generating substantial cash flow and its strong balance sheet, as well as the Board’s confidence in our long-term outlook, and demonstrates its commitment to enhancing shareholder value.”

“We continue to maintain tight reins on our overall business and work to achieve growth in earnings despite the challenging economic and retail environments,” commented Joel Bennett. “We remain confident we will achieve our earnings guidance for this year in the range of $1.32 to $1.35 per diluted share on net sales of $770 to $775 million.”

Operations used cash of $14.6 million for the first six months of 2011 with inventory and accounts receivable at seasonal highs, and as of June 30, 2011, the Company’s working capital was $372.8 million, including cash and equivalents and marketable securities of $247.1 million.

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call at 9:00a.m. ET (6:00a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback can be accessed by calling (888) 203-1112, or (719) 325-4745 for international callers, pass code “8400231,” and will be available from approximately one hour after the call concludes, through July 20, 2011.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2011 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$246,846	$278,346
Marketable securities	210	207
Accounts receivable, net	109,327	122,476
Inventory, net	55,257	43,230
Income taxes receivable	18,871	19,052
Deferred income taxes	23,882	23,576
Prepaid expenses and other current assets	34,109	25,275
Total current assets	488,502	512,162

Property and equipment	79,162	76,150
Less accumulated depreciation and amortization	58,506	59,204
Property and equipment, net	20,656	16,946

Goodwill	6,988	6,988
Trademarks & other assets, net	38,044	38,388
Deferred income taxes	58,856	58,848
Investment in joint venture	1,846	74
Total assets	$614,892	$633,406

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$89,390	$90,389
Reserve for sales returns and allowances	16,888	28,378
Income taxes payable	9,382	6,143
Total current liabilities	115,660	124,910

Long term debt	90,823	89,458
Other liabilities	1,579	1,625
Income taxes payable	4,497	5,005
Total liabilities	212,559	220,998

Stockholders' equity:
Common stock, $.001 par value	27	28
Additional paid-in capital	293,082	302,425
Treasury Stock	-	(5,641)
Retained earnings	113,549	119,884
Accumulated other comprehensive income (loss)	(4,325)	(4,288)
	402,333	412,408
Total liabilities and stockholders' equity	$614,892	$633,406

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2011
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$131,930	$123,255	$204,253	$200,600
Less cost of sales
Cost of goods	70,552	66,359	110,371	108,886
Royalty expense	14,070	11,402	20,936	19,408
Amortization of tools and molds	2,216	2,265	3,583	3,844
Cost of sales	86,838	80,026	134,890	132,138
Gross profit	45,092	43,229	69,363	68,462
Direct selling expenses	9,646	7,855	17,811	16,650
Selling, general and administrative expenses	30,595	31,026	59,841	58,951
Depreciation and amortization	2,853	3,074	4,503	5,215
Income (loss) from operations	1,998	1,274	(12,792)	(12,354)
Other income (expense):
Income from video game joint venture	6,000	6,000	6,000	6,000
Equity in net income (loss) of joint venture	(8)		1
Interest income	122	95	227	152
Interest expense, net of benefit	(2,025)	(3,007)	(4,065)	(4,204)
Income (loss) before provision (benefit) for income taxes	6,087	4,362	(10,629)	(10,406)
Provision (benefit) for income taxes	1,847	1,387	(4,294)	(8,224)
Net income (loss)	$4,240	$2,975	$(6,335)	$(2,182)
Earnings (loss) per share	$0.16	$0.11	$(0.23)	$(0.08)
Shares used in earnings (loss) per share	27,096	27,672	27,095	27,388

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Feliciano, 310-455-6245